3102 Shawnee Drive
Winchester, Virginia 22601

Notice of Annual Meeting of Shareholders

TO THE SHAREHOLDERS OF
AMERICAN WOODMARK CORPORATION:

The Annual Meeting of Shareholders ("Annual Meeting") of American Woodmark Corporation (the "Company") will be held at Piper's at Creekside, 136 Creekside Lane, Winchester, Virginia, on Thursday, August 31, 2000 at 9:00 a.m., Eastern Daylight Time, for the following purposes:

    To elect nine directors to serve for the ensuing year;

    To ratify the selection by the Board of Directors of Ernst & Young LLP as independent certified public accountants of the Company for the fiscal year ending April 30, 2001;

    To consider and vote upon the Company's 2000 Stock Option Plan for Non-Employee Directors; and

    To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record of shares of the Company's common stock at the close of business on July 3, 2000 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Regardless of whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy, including signature and date, and promptly return in the enclosed envelope. If for any reason you desire to revoke your proxy, you may do so at anytime before it is voted.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors

KENT B. GUICHARD
Secretary

July 20, 2000

AMERICAN WOODMARK CORPORATION
3102 Shawnee Drive
Winchester, Virginia 22601

Proxy Statement

Voting Rights, Procedures and Solicitation

This Proxy Statement, mailed to shareholders on or about July 20, 2000, is furnished in connection with the solicitation by American Woodmark Corporation (the "Company") of proxies in the accompanying form for use at the Annual Meeting of Shareholders to be held on August 31, 2000, and at any adjournments thereof. A copy of the annual report of the Company for the fiscal year ended April 30, 2000 is being mailed to you with this Proxy Statement.

In addition to the solicitation of proxies by mail, the Company's officers and other employees, without additional compensation, may solicit proxies by telephone, telegraph and personal interview. The Company will bear the cost of all solicitation.

On July 3, 2000, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 8,021,854 shares of common stock of the Company outstanding and entitled to vote. Each such share of common stock entitles the holder thereof to one vote.

Any shareholder that provides a proxy may revoke such proxy at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation which bears a later date than the date of the proxy, by duly executing and filing with the Secretary of the Company a later dated proxy relating to the same shares or, by attending the Annual Meeting and voting in person.

Votes will be tabulated by one or more inspectors of election. A proxy, if executed and not revoked, will be voted for the election of the nominees for director named herein, for the ratification of Ernst & Young LLP as independent certified public accountants of the Company for fiscal year 2001, and for approval of the 2000 Stock Option Plan for Non-Employee Directors, unless such proxy contains specific instructions to the contrary, in which event it will be voted in accordance with such instructions.

A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at such meeting.

The election of each nominee for director requires the affirmative vote of the holders of shares representing a plurality of the votes cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome.

ITEM 1 - ELECTION OF DIRECTORS

A Board of nine directors of the Company is to be elected at the Annual Meeting to serve as directors until the next Annual Meeting of Shareholders and until their successors have been elected. Each of the nominees listed below is presently a director of the Company and was elected by shareholders at the last Annual Meeting for a term expiring at the 2000 Annual Meeting. Other nominations may be made by shareholders from the floor at the Annual Meeting.

Although the Company anticipates that all of the nominees named below will be able to serve, if at the time of the Annual Meeting any nominees are unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board of Directors may designate.

NOMINEES

Name	Age	Principal Occupation(s) During the Last Five Years and Directorship(s) in Public Companies	Director of Company Since
William F. Brandt, Jr.	54	Company Chairman and Executive Officer from 1996 to present; Company Chairman and Chief Executive Officer from 1995 to 1996; Company Chairman and President from 1980 to 1995	1980

Daniel T. Carroll	74	Chairman from 1995 to present and Chairman and President from 1982 to 1995 of the Carroll Group, Inc. (a management consulting firm); Director, Aon Corporation, A.M. Castle & Co., Comshare, Inc., Wolverine World Wide, Inc., Woodhead Industries, Inc., Oshkosh Truck Corp. and Diversa Corporation	1986

C. Anthony Wainwright	66	Vice Chairman from 1997 to present of McKinney & Silver (an advertising agency); Chairman from 1995 to 1997 of Harris, Drury, Cohen, Inc. (an advertising agency); Chairman in 1994 of Compton/Saatchi & Saatchi, Inc. (an advertising agency); Director, Del Webb Corp., Marketing Services Group, Advanced Polymer Systems, Caribiner International and Danka Business Systems, PLC.	1987

James J. Gosa	53	Company President and Chief Executive Officer from 1996 to present; Company President and Chief Operating Officer from 1995 to 1996; Company Executive Vice President from 1993 to 1995	1995

Martha M. Dally	49	Executive Vice President, Personal Products from 1994 to present of Sara Lee Corporation (a manufacturer and marketer of consumer products)	1995

Fred S. Grunewald	49	Chairman, President and Chief Executive Officer from 1998 to present of Reliant Building Products, Inc. (a manufacturer and distributor of vinyl and aluminum windows); President and Chief Operating Officer from 1996 to 1998 of Overhead Door Corporation (a manufacturing company); President and General Manager, Home Products from 1994 to 1995 of Rubbermaid, Inc.; Director, Home Fragrance Holdings	1997

Kent B. Guichard	44	Company Senior Vice President and Chief Financial Officer from 1999 to present; Company Vice President and Chief Financial Officer from 1993 to 1999; Corporate Secretary from 1997 to present	1997

Albert L. Prillaman	54	Chairman, Chief Executive Officer and President of Stanley Furniture Company, Inc. (a manufacturing company) from 1988 to present; Director, Stanley Furniture Company, Inc.	1999

Kent J. Hussey	54	President and Chief Operating Officer from 1998 to present, and Executive Vice President of Finance and Administration and Chief Financial Officer from 1996 to 1998 of Rayovac Corporation (a manufacturing company); Vice President and Chief Financial Officer of ECC International (a producer of industrial minerals and specialty chemicals) from 1994 to 1996; Director, Rayovac Corporation	1999

PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth information regarding shares of common stock beneficially owned as of July 3, 2000 by (i) each person who is known by the Company to beneficially own more than five percent of the outstanding shares of common stock, (ii) each director and director nominee of the Company, (iii) each named executive officer (as identified in the Compensation of Executive Officers section of this proxy statement under the heading "Summary Compensation Table"), and (iv) the directors and executive officers as a group. Unless otherwise noted, and to the best knowledge of the Company, each of the shareholders listed below has sole voting power and sole investment power with respect to the number of shares set forth opposite the shareholders name. The addresses of the shareholder's listed below who own more than five percent of the outstanding shares of common stock are: Mr. William F. Brandt, Jr., 3102 Shawnee Drive, Winchester, Virginia 22601; Ms. Mary Jo Stout, PO Box 206, Cross Junction, Virginia 22625; Systematic Financial Management, L.P. ("SFM") 300 Frank W. Burr Boulevard, Teaneck, NJ 07666; Paradigm Capital Management, 9 Elk Street, Albany, NY 12207; and Dimensional Fund Advisors Inc., 1299 Ocean Avenue, Santa Monica, CA 90401-1038.
Name	Number of Shares Beneficially Owned	Aggregate Percent of Class
William F. Brandt, Jr. (1)	2,227,206	27.8%
Mary Jo Stout (2)	847,536	10.6%
Systemic Financial Management	773,945	9.6%
Paradigm Capital Management	480,700	6.0%
Dimensional Fund Advisors	403,509	5.0%
David L. Blount (3)	179,960	2.2%
James J. Gosa (4)	141,117	1.8%
Kent B. Guichard (5)	46,375	*
Ian J. Sole (6)	30,060	*
Daniel T. Carroll (7)	12,700	*
Martha M. Dally (8)	4,000	*
Fred S. Grunewald (9)	2,800	*
C. Anthony Wainwright(10)	2,000	*
Albert L. Prillaman (11)	1,333	*
Kent J. Hussey (12)	1,833	*
All directors and executive officers as a group (thirteen persons) (13)	2,682,676	33.4%

*Indicates less than 1%.

  Includes 193,600 shares held by Mr. Brandt as trustee for the benefit of his children, 24,994 shares by the Brandt Family Foundation to which Mr. Brandt has shared voting power and dispositive power, and stock options exercisable on July 3, 2000 or within 60 days thereafter by Mr. Brandt for 80,333 shares. Excludes 54,952 shares held by Mr. Brandt's wife as trustee for the benefit of their children.

  Includes 20,000 shares held by Ms. Stout as trustee for the benefit of her children, 120,032 shares held by her brother as trustee for the benefit of Ms. Stout, and 6,625 shares by the Holcomb Family Foundation.

  Includes 8,423 shares held by the Windcrest Foundation, Inc., stock options exercisable on July 3, 2000 or within 60 days thereafter by Mr. Blount for 52,000 shares and 9,000 shares owned by spouse.

  Includes stock options exercisable on July 3, 2000 or within 60 days thereafter by Mr. Gosa for 102,666 shares.

  Includes stock options exercisable on July 3, 2000 or within 60 days thereafter by Mr. Guichard for 34,000 shares.

  Includes stock options exercisable on July 3, 2000 or within 60 days thereafter by Mr. Sole for 30,000 shares.

  Includes stock options exercisable on July 3, 2000 or within 60 days thereafter by Mr. Carroll for 3,000 shares.

  Includes stock options exercisable on July 3, 2000 or within 60 days thereafter by Ms. Dally for 2,333 shares.

  Includes stock options exercisable on July 3, 2000 or within 60 days thereafter by Mr. Grunewald for 2,000 shares.

  Includes stock options exercisable on July 3, 2000 or within 60 days thereafter by Mr. Wainwright for 1,667 shares.

  Includes stock options exercisable on July 3, 2000 or within 60 days thereafter by Mr. Prillaman for 333 shares.

  Includes stock options exercisable on July 3, 2000 or within 60 days thereafter by Mr. Hussey for 333 shares.

  Includes stock options exercisable on July 3, 2000 or within 60 days thereafter for the aggregate of all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities (including common stock), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC rules to furnish the Company with copies of all Section 16(a) reports that they file with the SEC.

There were no known failures of any officer, director or greater than ten percent shareholder to file in a timely manner the required reports, except that one Form 4 reporting two sale transactions was filed late by Mr. William Brandt, Jr., a director and executive officer of the Company, and one Form 4 reporting two purchase transactions was filed late by Kent J. Hussey, a director. In making this statement, the Company has relied on its review copies of Forms 3, 4, and 5 received by the Company indicating that such persons have filed with the SEC and on written representations from certain reporting persons that no Form 5's were required to be filed by those persons.

CERTAIN INFORMATION CONCERNING THE
BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held five regular meetings during the fiscal year ended April 30, 2000. During fiscal year 2000 all of the Board members attended at least 75% of the total number of Board meetings and meetings of all committees of the Board held during periods during which they were members of the Board or such committees.

Board and Committee Meetings

The Board of Directors has a Compensation Committee, an Audit Committee and a Governance Committee. The Compensation Committee is composed of Ms. Dally, Mr. Wainwright and Mr. Prillaman. Ms. Dally serves as Chairperson of the Compensation Committee. The Compensation Committee determines awards under and administers the Company's 1996 and 1999 Stock Option Plans for Employees and the Company's Shareholder Value Plan for Employees. The Committee also reviews the compensation of executive officers of the Company. The Compensation Committee met three times during fiscal year 2000.

The Audit Committee is composed of Mr. Carroll, Mr. Grunewald and Mr. Hussey. Mr. Carroll serves as the Chairperson of the Audit Committee. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of both internal and independent audit procedures, the nature of services to be performed by the independent auditors and the Company's accounting practices. The Audit Committee met four times during fiscal year 2000. A copy of the Audit Committee Charter has been attached in Appendix A.

The Governance Committee is composed of Mr. Brandt, Ms. Dally and Mr. Wainwright. Mr. Brandt serves as Chairperson of the Governance Committee. The Governance Committee is responsible for the recruiting and nominating of new directors, appointing committees and chairs, reviewing the performance of each director a minimum of once every three years, reviewing the performance of the Board and exploring ways to improve the effectiveness of the Board. The Governance Committee met four times during fiscal year 2000. The Governance Committee accepts nominations for new directors from shareholders. Shareholders may recommend nominations from the floor at the Annual Meeting.

Compensation of the Board

Non-employee directors receive an annual retainer of $15,000, a $1,000 fee for attendance at each Board meeting and a $500 fee for attendance at each committee meeting. Directors who are also employees of the Company do not receive any additional compensation for their membership on the Board. The Company bears the cost of all travel expenses associated with each director's performance of his or her responsibilities.

Each non-employee director automatically receives upon his or her initial election to the Board an option to acquire 1,000 shares of common stock under the Company's 1995 Non-Employee Directors Stock Option Plan (the "1995 Directors Plan"). Each year thereafter, eligible directors are automatically granted an option to acquire an additional 1,000 shares of common stock. The exercise price for each option granted under the 1995 Directors Plan is 100% of the fair market value of common stock on the date of the grant. Options granted under the 1995 Directors Plan have a term of four years and are exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary of the date of grant. During the last fiscal year, Messrs. Carroll, Wainwright, Grunewald, Hussey and Prillaman and Ms. Dally were each granted options to purchase 1,000 shares at an exercise price of $28.44 per share. The 1995 Directors Plan terminated by its terms on August 31, 1999. Item 3 of this proxy statement proposes to replace the terminated 1995 Directors Plan with the 2000 Non-Employee Directors Stock Option Plan, which will provide for grants of stock options to non-employee directors similar to those granted under the 1995 Directors Plan.

Each non-employee director is also eligible to participate in the Company's Shareholder Value Plan for Non-Employee Directors. The plan authorizes the Compensation Committee to grant "award units" to non-employee directors. Each unit awarded under the plan permits its holder to receive a cash payment if the Company's total shareholder return for a three-year performance period, when expressed as a percentage and compared with the total shareholder return for an index (the "Index") for that period, falls within a ranking scale between the 50th percentile and the 90th percentile of the companies in the Index. The Index applicable to each award will be determined by the Compensation Committee and may be the S&P Home Furnishings and Appliance Index, the Russell 2000 Index or any other similar nationally recognized index which the Compensation Committee determines constitutes a group of companies comparable with the Company. Total shareholder return is defined as the increase in the average trading price of a share of common stock during the month in which the three-year performance period ends, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period and expressed as an annualized rate of return for the performance period.

The Compensation Committee granted three award units to each of Messrs. Carroll, Wainwright, Grunewald, Hussey and Prillaman and Ms. Dally for a performance period beginning on September 1, 1999 and ending on August 31, 2002. The Index for these awards was the S&P Home Furnishings and Appliance Index. The Compensation Committee assigned a value of $500 for each award unit if the Company's total shareholder return is at the 50th percentile ranking, a value of $3,000 if total shareholder return is at or greater than the 90th percentile ranking and intermediate values for rankings between the 50th and 90th percentiles. Therefore, if the Company's total shareholder return for the performance period described above equals the 50th percentile of total shareholder return for the Index, the non-employee director will receive a payment of $1,500 (3 X $500) for the three-year performance period. If the Company's percentile ranking is 91, the participant will receive a payment of $9,000 (3 X $3,000). If the Company's percentile ranking is less than 50, no amount will be paid to the non-employee director.

Before any payment may be made, the Compensation Committee must certify that the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made until the Compensation Committee makes the certification.

Award unit payments will be made as soon as administratively practicable following the last day of the performance period. No payment will be made to a non-employee director if he or she ceases to be a director before the last day of the performance period for any reason other than death, disability or a change of control or liquidation of the Company. If the non-employee director ceases to be a director because of the occurrence of one of the preceding events, the non-employee director will receive a prorated payment.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation for the Company's named executive officers for the Company's last three completed fiscal years. The named executive officers consist of the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of April 30, 2000.

		Annual Compensation			Long-Term Compensation
Name & Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Awards Securities Underlying Options (#)	Payouts LTIP Payouts (2)	All Other Compensation
James J. Gosa	2000	$380,962	$ 53,240	$ 6,079 (1)	35,000	$ 85,020	$49,704 (3)
President & Chief	1999	365,975	379,500	20,920	21,000	135,000	49,616
Executive Officer	1998	288,269	299,189	-	42,000	-	5,161

William F. Brandt, Jr.	2000	200,000	26,620	-	7,000	52,320	3,247 (4)
Chairman and	1999	200,000	220,000	-	12,000	-	2,990
Executive Officer	1998	208,654	202,840	3,812	25,000	-	4,104

Kent B. Guichard	2000	212,630	26,665	-	10,000	39,240	18,152 (5)
Sr. Vice President, Finance	1999	194,000	198,000	20,920	10,000	72,000	18,051
& Chief Financial Officer	1998	175,000	170,274	6,100	20,000	-	2,834

David L. Blount	2000	203,359	25,254	-	10,000	42,510	29,391 (6)
Sr. Vice President,	1999	189,881	193,250	18,934	10,000	78,000	29,419
Manufacturing	1998	180,319	167,789	516	21,000	-	3,161

Ian J. Sole	2000	189,195	23,706	-	10,000	39,240	1,247 (7)
Sr. Vice President,	1999	172,962	176,500	-	20,000	-	670
Sales & Marketing	1998	99,198	146,555 (8)	-	20,000	-	-

  The amounts disclosed for the 2000 fiscal year represent Company-paid spousal travel expenses for Mr. Gosa.

  Amount paid in connection with award units granted to the named executive officer in 1996 under the Shareholder Value Plan for Employees.

  Consists of Company contributions to the Investment Savings Stock Ownership Plan of $5,247; and Company contributions credited under the Pension Restoration Plan of $44,457.

  Consists of Company contributions to the Investment Savings Stock Ownership Plan of $3,247.

  Consists of Company contributions to the Investment Savings Stock Ownership Plan of $3,333; and Company contributions credited under the Pension Restoration Plan of $14,819.

  Consists of Company contributions to the Investment Savings Stock Ownership Plan of $2,747; and Company contributions credited under the Pension Restoration Plan of $26,644.

  Consists of Company contributions to the Investment Savings Stock Ownership Plan of $1,247.

  Includes a $20,000 signing bonus received by Mr. Sole during fiscal year 1998.

Option Grants in Last Fiscal Year

The following table sets forth information concerning options granted to the Company's named executive officers under the 1996 Stock Option Plan during the fiscal year that ended on April 30, 2000.
	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/Share)	Expiration Date	5% ($)	10% ($)
James J. Gosa	35,000	25.5%	$37.813	5/18/09	$832,300	$2,109,100
William F. Brandt, Jr.	7,000	5.1	37.813	5/18/09	166,460	421,820
Kent B. Guichard	10,000	7.3	37.813	5/18/09	237,800	602,600
David L. Blount	10,000	7.3	37.813	5/18/09	237,800	602,600
Ian J. Sole	10,000	7.3	37.813	5/18/09	237,800	602,600

___________

  The exercise price of each option is 100% of the fair market value of the common stock on the date of the option grant. Options are exercisable at a rate of 33.33% per year beginning on the first anniversary of the date on which the options were granted. The options must be exercised within ten years from the date of grant, at which time the options expire. If the employee's employment is terminated for any reason other than death or disability, the employee has three months to exercise that portion of the option that was exercisable as of the date his or her termination of employment.

  Potential realizable value is calculated using a Black-Scholes model with an expected volatility of 0.475, expected dividend yield of 0.80%, expected life in years of 6.0, and an assumed risk-free rate of return of 5.75%.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

The following table summarizes stock options exercised during the fiscal year ended April 30, 2000 and presents the values of unexercised options held by the Company's named executive officers at the end of that fiscal year.
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At FY-End (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options At FY-End ($) Exercisable / Unexercisable
James J. Gosa	15,000	$224,535	70,000 / 63,000	$623,889 / 51,632
William F. Brandt, Jr.	-	-	65,667 / 23,333	442,542 / 30,733
Kent B. Guichard	5,000	55,862	20,067 / 23,333	103,673 / 24,587
David L. Blount	9,000	209,250	38,333 / 23,667	337,757 / 25,816
Ian J. Sole	-	-	20,000 / 30,000	15,800 / 7,900

Long-Term Incentive Plan - Awards in Last Fiscal Year

The following table sets forth information concerning long-term incentives granted to the Company's named executive officers under the Shareholder Value Plan for Employees (the "Shareholder Value Plan") during the fiscal year ended April 30, 2000.

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shareholder Value Plan (SVP) Units Awarded in Fiscal Year	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
James J. Gosa	86	5/1/99 to 4/30/02	$43,000	$167,700	$258,000
William F. Brandt, Jr.	33	5/1/99 to 4/30/02	16,500	64,350	99,000
Kent B. Guichard	40	5/1/99 to 4/30/02	20,000	78,000	120,000
David L. Blount	39	5/1/99 to 4/30/02	19,500	76,050	117,000
Ian J. Sole	35	5/1/99 to 4/30/02	17,500	68,250	105,000

Each of the units awarded under the Shareholder Value Plan permits its holder to receive a cash payment if the Company's total shareholder return for the three-year performance period beginning on May 1, 1999 and ending on April 30, 2002, when expressed as a percentage and compared with the total shareholder return for the S&P Home Furnishing and Appliance Index (the "Index") for that period, falls within a ranking scale between the 50th percentile and the 90th percentile of the companies in the Index. Total shareholder return is defined as the increase in the average trading price of a share of common stock during the month in which ends the three-year performance period, divided by the average trading price of a share of common stock during the month preceding the first day of the three-year performance period, plus the value of dividends or other distributions with respect to a share of common stock during the performance period, and expressed as an annualized rate of return for the performance period.

The Compensation Committee has assigned a value of $500 for each award unit if the Company's total shareholder return is at the 50th percentile ranking, a value of $3,000 if total shareholder return is at or greater than the 9 0th percentile ranking and intermediate values for rankings between the 50th and 90th percentiles. Therefore, if a participant has 50 award units and the Company's total shareholder return equals the 50th percentile of total shareholder return for the Index, the participant will receive incentive compensation of $25,000 (50 X $500) for the three-year performance period. If the Company's percentile ranking is 91, the participant will receive incentive compensation of $150,000 (50 X $3,000). If the Company's percentile ranking is less than 50, no incentive compensation will be paid to the participant.

Before any payment may be made, the Compensation Committee must certify that the performance goal has been achieved and any other requirements of the plan have been satisfied. No payment will be made until the Compensation Committee makes that certification. The maximum aggregate amount that a participant in the Shareholder Value Plan may be paid with respect to the award units listed in the table above is $750,000.

Award unit payments will be made as soon as administratively practicable following the last day of the performance period. No payments will be made to a participant if the participant's employment terminates before the last day of the performance period for any reason other than death, disability, retirement or the sale or other disposition of the business unit in which the participant is employed. If termination of employment occurs because of the occurrence of one of the preceding events, the participant will receive a prorated payment.

Pension Plan

The Company maintains a non-contributory defined benefit pension plan. The plan covers substantially all employees who are compensated on the basis of a salary and/or a commission, and who meet certain age and service requirements. Funding is determined on an actuarial basis. Benefits are based on a percentage of a participant's average compensation, including bonuses, for the five calendar years in the ten calendar years prior to the participant's retirement that produce the highest average compensation, and the participant's years of credited service. The plan is a continuation of a pension plan that was in effect for former employees of Boise Cascade Corporation. If an employee was a participant in the Boise Cascade plan, his or her benefit under the Company's plan cannot be less than the benefit he or she would have received under the Boise Cascade plan. The employee's benefit will be based upon his or her credited service under both the Boise Cascade plan and the Company's plan. If an employee has seven or more years of credited service under the Boise Cascade plan, part of his or her benefit will be provided by the Boise Cascade plan. The Company's plan will provide the rest of the total benefit.

The following table illustrates the estimated annual benefits that would be paid on a straight life annuity basis to a participant in the plan who retired at the plan's normal retirement date (age 65) for various levels of compensation and years of credited service.

	Years of Credited Service
Final Average Annual Compensation	10	20	30	40
$200,000	$ 25,000	$ 50,000	$ 75,000	$100,000
300,000	37,500	75,000	112,500	150,000
400,000	50,000	100,000	150,000	200,000
500,000	62,500	125,000	187,500	250,000
600,000	75,000	150,000	225,000	300,000
700,000	87,500	175,000	262,500	350,000
800,000	100,000	200,000	300,000	400,000
900,000	112,500	225,000	337,500	450,000

As of April 30, 2000, the credited years of service for Messrs. Gosa, Brandt, Blount, Guichard and Sole were 8, 29, 23, 6, and 2, respectively. For determining benefits under the plan, covered compensation for each of these individuals is approximately equal to the amount shown in the Summary Compensation Table under the headings "Salary", "Bonus", and "LTIP Payouts."

The Internal Revenue Code limits the total amount of compensation that can be taken into account in computing benefits under the plan, as well as the maximum amount of retirement benefits that may be paid under the plan. These limits are indexed each year, so that the ultimate amount of benefit actually paid will depend on the year of retirement. For calendar year 2000, the maximum annual compensation that may be taken into account is $170,000, and the maximum annual benefit that may be paid in the form of a single life annuity is $135,000.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is responsible for the establishment of policies and procedures governing executive compensation. The Committee is comprised entirely of non-employee directors.

The Compensation Committee periodically performs a comprehensive review of executive compensation with the assistance of independent compensation consultants. This report summarizes the Committee's executive compensation philosophy and policies for the Company's last completed fiscal year.

Compensation Philosophy

The Company's executive compensation program is designed to assist in attracting, motivating, and retaining qualified senior management. The fundamental objective of the compensation program is to support the achievement of the Company's business objectives and, thereby, the creation of long-term shareholder value. To this end, the Company's philosophy is that executive compensation policies should be designed to achieve the following objectives:

    Align the interests of executive management with those of the Company's shareholders by providing a significant portion of total compensation in common stock or other instruments which derive value in a manner consistent with the return to shareholders;

    Provide an incentive to executive management by linking a meaningful portion of compensation to the achievement of specific desired results; and

    Enable the Company to attract and retain key executives whose skills and capabilities are needed for the continued growth and success of the Company by offering competitive total compensation.

The Compensation Committee believes that total return to the shareholder should be a major determinant of long-term executive compensation. While a significant portion of compensation may fluctuate with annual results, the total program is structured to emphasize long-term performance and sustained growth in shareholder value.

The Compensation Committee believes that base salaries and target incentive compensation for executive management should approximate the averages found in publicly traded peer companies. The Committee further believes that a substantial portion of target compensation should be based on Company and individual performance. Actual incentive compensation, therefore, should include elements that result in significant variability based on Company and individual executive performance. Executive management should have an opportunity for superior compensation with superior results. While overall Company performance is emphasized in an effort to encourage and reward teamwork, individual compensation should include some elements which reflect individual responsibilities and contribution. At risk, performance-based compensation averaged approximately 12% of total annual cash compensation paid to the executive group during the fiscal year ended April 30, 2000.

The Compensation Committee also believes executives should have a substantial equity ownership position to provide long-term incentives which closely link executive compensation to the Company's long-term performance and return to shareholders. Such ownership may be accomplished through direct ownership of shares of common stock, awards of options to acquire common stock and other awards based on the performance of common stock.

Competitive Positioning

The Compensation Committee regularly reviews executive compensation levels to ensure that the Company will be able to attract and retain the caliber of executives needed to effectively operate the Company and that the pay for executives is reasonable and appropriate relative to current market practice. In making these evaluations, the Compensation Committee annually reviews the results of surveys of executive salary and incentive levels among peer companies and other durable goods manufacturers of similar size. In addition, the Compensation Committee periodically undertakes an analysis of salaries, annual bonuses and long-term incentives with the assistance of independent compensation consulting firms.

Components of Executive Compensation

The principal components of the Company's executive compensation program include base salary, annual cash bonus, long-term incentives and benefits.

Base Salary. Base salaries for all executives have been competitively established based on salaries paid for like positions in comparable companies. The companies used for comparison of base salaries are not the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that are included in the peer group used to compare shareholder returns. These salaries are reviewed annually to assure continued competitiveness and are adjusted when necessary. Based on national surveys available to the Compensation Committee and information provided by an independent consultant, the Compensation Committee believes that executive management, as a group, is paid at the average market rate. As is the case with the Company's overall compensation policies for salaried employees, adjustments to executive base salaries result from a demonstrated increase in skills or from market-driven changes in comparable positions.

Annual Cash Bonus. The purpose of the Company's annual incentive program is to provide a direct monetary incentive to executives in the form of an annual cash bonus which is tied to the achievement of measurable, predetermined performance objectives. The annual incentive bonus reflects overall Company financial performance and, for certain executives, an individual's contribution to that performance. All executive officers are eligible for an annual bonus, with a maximum potential of 100% or 110% of base pay. Senior Vice Presidents of the Company were eligible for a maximum bonus equal to 100% of base pay during the 2000 fiscal year, with the following components used in determining bonus payout: net income (70% of base pay) and individual performance (30% of base pay). The Chief Executive Officer, and the Chairman were eligible for a maximum bonus equal to 110% of base pay during the 2000 fiscal year, based entirely on net income. No annual incentives are paid below certain predetermined levels of minimal performance.

Long-term Incentives. Long-term incentive compensation involves the use of two types of stock-based awards: stock options and shareholder value units. Both types of awards are intended to focus the attention of executives on the achievement of the Company's long-term performance objectives, to align executive management's interests with those of shareholders and, in the case of stock options, to facilitate executives' accumulation of sustained ownership of Company stock. The levels of award opportunities, as combined under both instruments, are intended to be consistent with typical levels of comparable companies and to reflect an individual's level of responsibility and performance. The companies used for comparison of long-term incentives are not the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that are included in the peer group used to compare shareholder returns.

Stock options, as awarded under the 1996 Stock Option Plan, give executives the opportunity to purchase common stock for a term not to exceed ten years and at a price of no less than the fair market value of the common stock on the date of grant. Executives benefit from stock options only to the extent the stock price appreciates after the grant of the option. More information concerning option grants made to the named executive officers during the 2000 fiscal year may be found under the heading "Option Grants in Last Fiscal Year" contained in this proxy statement.

Shareholder value units, as awarded under the Shareholder Value Plan for Employees, give executives the opportunity to receive incentive cash payments based on the comparative total return to the shareholders of the Company versus the total returns for a comparable index of peer companies such as the S&P Home Furnishing and Appliance Index or the Russell 2000 Index (the "Index"). Executives may be eligible for cash incentives if the Company provides a total return to shareholders above the 50th percentile of this group of companies over a three-year period. Additional information concerning Shareholder Value Unit awards may be found under the heading "Long-Term Incentive Plan - Awards in Last Fiscal Year" contained in this proxy statement.

Benefits. Benefit programs for executives are designed to provide protection against financial catastrophe that can result from illness, disability or death. Benefits offered to senior executives are the same as those offered to all employees.

The Company maintains a pension plan for all salaried employees, as described under the heading "Pension Plan". The Company has also adopted a Pension Restoration Plan. The purpose of this plan is to restore the level of benefit as defined in the Company's Pension Plan that are reduced due to limitations required by the Internal Revenue Service Code. The plan is a non-qualified, non-contributory plan for a select group of highly compensated employees who are selected as defined by the Compensation Committee. Each plan participant has an account under the plan to which the Compensation Committee may, in its discretion, credit Company contributions. The amount credited to the accounts of those named executive officers who participated in the plan in 2000 are listed under the heading "Summary Compensation Table." The obligation of the Company to make payments under this plan is an unsecured promise and any property of the Company set aside for the payment of benefits remains subject to the claims of creditors in the event of the Company's insolvency until such benefits are distributed to the plan participants under the provisions of the plan.

Compensation of the Chief Executive Officer

The total compensation for the Chief Executive Officer in fiscal 2000 was established in accordance with the policies discussed above in this report. As reported in the Summary Compensation Table, Mr. Gosa's base salary increased by 4.1% during the fiscal year based on Mr. Gosa's performance in fulfilling his responsibilities as President and Chief Executive Officer and on the Committee's assessment of comparable positions in similar companies. Mr. Gosa received an annual cash bonus according to the plan based on the achievement of certain net income targets. Mr. Gosa's stock option award and stock value unit grants were consistent with the Company's compensation philosophy, and the target value for these incentives is comparable to like positions at similar companies, as determined by an independent compensation consultant. The companies used for these comparisons are not the same companies used in the Performance Graph section of this proxy statement because the Compensation Committee believes that the Company's most direct competitors for chief executive officer talent are not necessarily all of the companies that are included in the peer group used to compare shareholder returns.

Compliance with Section 162(m) of the Internal Revenue Code

The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit on the amount of compensation that may be deducted by the Company for a taxable year with respect to each of the Chief Executive Officer and the next four most highly compensated executive officers of the Company. Performance-based compensation that meets certain requirements is not subject to the deduction limit. The Committee has reviewed the impact of Section 162(m) on the Company and believes that it is unlikely that the compensation paid to Mr. Gosa or any of the other named executive officers during the current fiscal year will exceed the limit. Furthermore, the 1996 Stock Option Plan and the Shareholder Value Plan for Employees are generally designed to comply with the requirements of the performance-based compensation exception from the $1 million limit.

The Committee will continue to monitor the impact of the Section 162(m) limit on the Company and to assess alternatives for avoiding any loss of tax deductions in future fiscal years.

Martha M. Dally, Chairperson
Albert L. Prillaman
C. Anthony Wainwright

PERFORMANCE GRAPH

Set forth below is a graph comparing the five-year cumulative total shareholder return from investing $100 on May 1, 1995 in American Woodmark Corporation common stock, the S&P 500 Index, and the S&P Home Furnishings and Appliance Index:

	1995	1996	1997	1998	1999	2000
American Woodmark	$100.0	$97.7	$309.3	$516.3	$686.0	$339.8
S&P 500	100.0	125.4	159.0	204.5	244.1	262.6
S&P Home Furnishings and Appliance Index	100.0	116.6	104.2	189.0	219.4	154.4

CERTAIN TRANSACTIONS

The Company leases its headquarters from Amwood Associates, a partnership including Mr. Brandt and Ms. Stout. The lease commenced on March 18, 1986 and has a remaining term ending March 17, 2001, at which time it may be canceled by either party. Current rental payments are $33,070 per month and are subject to annual increases, not to exceed 7%, based on changes in the Consumer Price Index. During the fiscal year ended April 30, 2000, the Company made aggregate payments under the lease in the amount of $390,379. The rent under the lease was established by an independent appraisal and is on terms that the Company believes are at least as favorable to the Company as those that could be obtained from unaffiliated third parties.

ITEM 2 - RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent certified public accountants to audit the Financial Statements of the Company for fiscal year 2001 and has directed a vote of shareholders to be taken to ascertain their approval or disapproval of that selection. If the shareholders do not ratify the selection of Ernst & Young LLP, the Board of Directors will reconsider the selection of independent public accountants.

Representatives of Ernst & Young LLP will be present at the Company's Annual Meeting. Such representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2001.

ITEM 3 - 2000 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

Introduction

There will be presented to the annual meeting a proposal that the shareholders approve the 2000 Non-Employee Directors Stock Option Plan (the "2000 Directors Plan"). The 2000 Directors Plan replaces the 1995 Non-Employee Stock Option Plan which terminated on August 31, 1999. The purpose of the 2000 Directors Plan is to attract and retain the services of experienced and qualified non-employee directors of the Company in a way that enhances the identification of those directors' interest with those interests of the Company's shareholders. The 2000 Directors Plan is set forth as Appendix B. The following summary of the 2000 Directors Plan is qualified in its entirety by reference to Appendix B.

The number of shares of the Company's common stock for which options may be granted under the 2000 Directors Plan is limited to 30,000, which is approximately 0.4% of the number of shares outstanding at July 3, 2000. This limit, the option exercise prices and the number of shares subject to outstanding options, will be appropriately adjusted for stock dividends, stock splits, recapitalization, combinations of shares and other changes affecting the Company's stock. Shares subject to options that expire or terminate without being exercised may again be optioned under the 2000 Directors Plan.

The 2000 Directors Plan provides that, subject to shareholder approval, each non-employee director of the Company will receive an option to purchase 1,000 shares on the date the Plan is approved by shareholders. The exercise price of the options per share will be the average of the highest and lowest reported sale prices per share for the Company's common stock on the Nasdaq National Market on the date of grant ("fair market value"). In addition, each person who is not an employee of the Company and who is elected a director after the Plan is approved by shareholders will automatically receive an option to purchase 1,000 shares on the date of his or her election. Each eligible director shall automatically receive on each anniversary of his or her first option grant another option to purchase 1,000 shares. Only non-statutory options may be granted under the 2000 Directors Plan. As of July 3, 2000 the fair market value of a share of common stock of the Company was $20.44.

The exercise price for each option granted under the 2000 Directors Plan will be 100% of the fair market value of the Company's common stock on the date of grant of the option. No consideration will be paid to the Company for the granting of an option. Options granted will have a term of four years and will be exercisable as to one-third of the shares on the first anniversary of the date of grant and as to an additional one-third on each succeeding anniversary. If an optionee ceases to serve as a director of the Company before the option becomes exercisable, the option will terminate on the date of such termination of service as a director. If an optionee ceases to serve as a director of the Company after the option becomes exercisable in whole or in part, the option will terminate three months after the date of termination of the director's service as a director, or on expiration of the option, whichever is earlier. Options granted under the 2000 Directors Plan are non-transferable other than by will or the laws of descent and distribution upon the death of the optionee and, during the lifetime of the optionee, are exercisable only by him or her. However, an option transferred on account of a director's death may be exercised by the director's personal representative during the one year period following his or her death to the extent the option was exercisable as of the date of his or her death.

The 2000 Directors Plan will not become effective until the 2000 Directors Plan is approved by shareholders as proposed herein.

Federal Income Tax Consequences

Under present federal income tax law, no taxable income will result to an outside director upon grant of the option under the 2000 Directors Plan and there will be no tax effect on the Company. Upon exercise of an option, an outside director will generally have ordinary income for federal income tax purposes of an amount equal to the difference between the fair market value of the shares purchased and the exercise price of the option. The Company will generally be entitled to a business expense deduction at the time and in the amount that the director has ordinary income with respect to the option.

The forgoing does not purport to be a complete summary of the federal income tax considerations relevant to options granted under the Plan. In addition, the consequences under state, local or foreign law may differ from the consequences under federal income tax law.

Administration

The Board of Directors will administer the 2000 Directors Plan. The Directors Plan may be terminated, modified or amended by the shareholders of the Company. The Board of Directors may also terminate the 2000 Directors Plan or modify or amend it in certain respects as set forth in the 2000 Directors Plan. The Plan will terminate automatically on August 31, 2004.

2000 Directors Plan Benefits
Name and Position	Number of Shares Underlying Initial Automatic Option Grant	Number of Shares Underlying Annual Automatic Option Grant	Exercise Price Per Share of Option Grant ($)
Non-Employee Directors
Daniel T. Carroll	1,000	1,000	(1)
C. Anthony Wainwright	1,000	1,000	(1)
Martha M. Dally	1,000	1,000	(1)
Fred S. Grunewald	1,000	1,000	(1)
Albert L. Prillaman	1,000	1,000	(1)
Kent J. Hussey	1,000	1,000	(1)

  The exercise will be the fair market value of the Company's common stock on the date of grant of the option.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (ITEM 3 ON YOUR PROXY CARD).

OTHER BUSINESS

If any other business properly comes before the Annual Meeting, your proxy may be voted by the persons named in it in such manner, as they deem proper.

At this time, management does not know of any other business which will be presented at the Annual Meeting.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION AT 2001 ANNUAL MEETING

Any shareholder desiring to present a proposal to the shareholders at the 2001 Annual Meeting and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Secretary of the Company so that it is received at the Company's principal executive offices on or before March 22, 2001. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations. If the Company does not receive notice at its principal offices on or before June 5, 2001 of a shareholder proposal for consideration at the 2001 Annual Meeting, the proxies named by the Company's Board of Directors with respect to that meeting shall have the discretionary voting authority with respect to that proposal. With respect to shareholder proposals that are not included in the proxy statement for the 2001 Annual Meeting, the persons named in the proxy solicited by the Company's Board of Directors for the 2001 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Kent B. Guichard
Secretary

July 20, 2000

APPENDIX A

American Woodmark Corporation
AUDIT COMMITTEE CHARTER

AUTHORITY, ORGANIZATION and COMPOSITION

The Audit Committee ("the Committee") is an integral part of the Company's governance structure. The Company's control environment is influenced significantly by its Board of Directors ("the Board") and the Committee.

Primary responsibility for the Company's financial reporting and internal operating controls is vested in senior operating management, as overseen by the Board. The Committee is a standing committee of the Board, established to assist it in fulfilling its statutory and fiduciary responsibilities.

The Committee shall have unrestricted access to Company personnel and documents and the Company's independent public accountant, and will be given the resources necessary to discharge its responsibilities. The Committee will meet on a regular basis and call special meetings, as required.

The Committee will consist of at least three Directors appointed by the Board,

  each of whom shall be independent of management and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a Committee member, each of whom is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Committee, and at least one of whom has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Each of the above cases will be determined by the Board and as required from time to time by the Marketplace Rules of The Nasdaq Stock Market.

The Company's independent public accountant ultimately shall be accountable to the Board and the Committee, as representatives of the Company's shareholders, on all matters pertaining to its engagement, and the independent public accountant shall report to the Committee as the Board's representative. The Board and the Committee, as the shareholders' representatives, shall have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent public accountant (or to nominate the independent public accountant to be proposed for shareholder approval in any proxy statement).

RESPONSIBILITIES

The Committee's responsibility in the area of financial reporting is to provide reasonable assurance that financial disclosures made by management present fairly and accurately the Company's financial condition, results of operations, plans and long-term commitments.

The Committee's responsibility in the area of internal controls is to ensure that internal controls are designed to provide reasonable assurance that assets are safeguarded and transactions are authorized and properly recorded. These controls permit the preparation of fairly presented financial reports and help fulfill the responsibility for stewardship of corporate assets.

The Committee's responsibility in the area of corporate governance is to provide reasonable assurance that the Company is in substantial compliance with pertinent laws and regulations, is conducting its affairs ethically, and is maintaining effective controls against employee conflicts of interest and fraud.

  To accomplish these responsibilities, the Committee will:

  Review significant accounting policies, policy decisions and changes, along with significant accounting, reporting or operational issues.

  Review different aspects of the Company on a regular basis, to ensure an understanding of the Company's operations, lines-of-business and significant products.

  Review corporate policies and significant instances of the lack of compliance with laws and regulations, ethics requirements, conflict of interest policies and investigate misconduct or fraud.

  Oversee the internal audit process.

  Oversee the external audit process.

  Review and discuss the following with the independent public accountant and the Company's manager of internal auditing.

    The adequacy of the Company's internal controls, including computerized information system controls and security and

    Any significant findings and recommendations made by the independent public accountant or the internal auditing department, together with management's responses to them.

  Meet privately with and have unrestricted access to the manager of internal auditing and the independent public accountant.

  Review and discuss the audited financial statements with management.

  Discuss with the independent public accountant the matters required to be discussed by SAS 61, as modified or supplemented.

  Require the independent public accountant to submit periodically a formal written statement delineating all relationships between the independent public accountant and the Company, consistent with Independence Standards Board Standard 1, and discuss with the independent public accountant the independent public accountant's independence, including any disclosed relationships or services that may impact the objectivity and independence of the independent public accountant and be responsible for taking, or recommending that the Board take, appropriate action to oversee the independence of the independent public accountant.

  Prepare the report of the Committee to be included in the Company's proxy statements as required by the rules of the Securities and Exchange Commission.

  Review and reassess the adequacy of the Committee's charter on an annual basis and include a copy of the charter as an appendix to the Company's proxy statement at least once every three years as required by the rules of the Securities and Exchange Commission.

  Cause to be provided such appropriate written certification concerning the Committee's charter and composition as may be required from time to time by the Marketplace Rules of The Nasdaq Stock Market.

  The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for the purposes of this review.

  The Committee will on an annual basis discuss with the independent auditors the qualitative and quantitative capabilities of the Company's finance organization.

  The Committee on an annual basis will review summaries of the expense reports of the Company's officers to assure their accuracy and completeness.

APPENDIX B

AMERICAN WOODMARK CORPORATION
2000 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

PART I. PLAN ADMINISTRATION AND ELIGIBILITY

I. Purpose

The purpose of this Non-Employee Directors Stock Option Plan (the "Plan") of American Woodmark Corporation (the "Company") is to encourage ownership in the Company by non-employee members of the Board of Directors of the Company (the "Board"), in order to promote long-term shareholder value and to provide non-employee members of the Board with an incentive to continue as directors of the Company. The Plan is intended to conform to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934.

II. Administration

The Plan shall be administered by the Board. Grants of stock options ("Options") under the Plan shall be automatic as described in Section VII. However, the Board shall have all powers vested in it by the terms of the Plan, including, without limitation, the authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options under the Plan, to construe the Plan, to determine all questions arising under the Plan, and to adopt and amend rules and regulations for the administration of the Plan as it may deem desirable and to establish and verify the extent of satisfaction of any conditions to exercisability applicable to Options. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members, except that members thereof may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

III. Eligibility

Each person who is not an employee of the Company or any subsidiary of the Company and who is a member of the Board shall be eligible to participate in this Plan.

IV. Stock Subject to the Plan

The maximum number of shares of the Company's common stock ("Shares") that may be issued upon exercise of Options granted pursuant to the Plan shall be 30,000, subject to adjustment as provided in Section XII. Shares that have not been issued under the Plan allocable to Options and portions of Options that expire or terminate unexercised may again be subject to a new Option.

PART II. OPTIONS

V. Non-Statutory Sock Options

All Options granted under the Plan shall be non-statutory in nature and shall not be entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

VI. Option Exercise Price

The exercise price of each Option shall be the fair market value of the Shares subject to such Option on the date the Option is granted, which shall be the average of the highest and lowest reported sale prices per share of the Shares on the Nasdaq National Market (or if there have been no transactions, the average of the bid and asked prices) on the date of grant.

VII. Grant of Options

Each Option shall be evidenced by a written agreement in such form as the Board shall from time to time approve, which agreement shall comply with and be subject to the following terms and conditions:

A. Option Grant Date. Each director of the Company who meets the eligibility conditions described in Section III on the effective date of the Plan (as described in Section XII) shall automatically receive an Option to purchase 1,000 Shares on that date. Each director who is newly elected by the Company's shareholders after the Plan's effective date to serve as a director of the Company and who meets the eligibility conditions described in Section III shall automatically receive an Option to purchase 1,000 Shares on the date of such election. Each eligible director shall annually thereafter on the anniversary date of his or her first Option grant automatically receive an Option to purchase 1,000 shares. If at any time under the Plan there are not sufficient Shares available to fully permit the automatic Option grants described in this paragraph, the Option grants shall be reduced pro rata (to zero if necessary) so as not to exceed the number of Shares available.

B. Non-Transferability of Options. An Option shall not be transferable by the optionee otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the optionee only by him or her. An Option transferred by will or by the laws of descent and distribution may be exercised by the optionee's personal representative within one year of the date of the optionee's death to the extent the optionee could have exercised the Option on the date of his death. No Option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

C. Exercise of Options. An Option shall be exercisable as to one-third of the number of Shares on the first anniversary of the date on which it was granted, and as to an additional one-third of the number of Shares on each succeeding anniversary until fully exercisable. No Option may be exercised:

1. before the Plan is approved by shareholders of the Company;

2. after the expiration of up to four (4) years from the date the Option is granted as specified by the Board in the participants stock option agreement; provided, however, that each Option shall be subject to termination before its date of expiration as hereinafter provided;

3. the Board may impose such vesting conditions and other requirements as the Board deems appropriate, and the Board may include such provisions regarding Change of Control as the Board deems appropriate,

4. except by written notice to the Company at its principal office, stating the number of Shares to the optionee has elected to purchase, accompanied by payment in cash and/or by delivery to the Company of Shares (valued at fair market value on the date of exercise) in the amount of the full Option exercise price for the Shares being acquired thereunder; and

5. only at such time as an optionee is a director of the Company, or within three (3) months after the date the optionee ceases to be a director of the Company, to the extent then exercisable, but subject to the provisions of subsection B above.

VIII. Modification, Extension and Renewal of Options

The Board shall have the power to modify, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefore, provided that any such action may not have the effect of altering or impairing any rights or obligations of any person under any Option previously granted without the consent of the optionee.

PART III. GENERAL PROVISIONS

IX. Termination

The Plan shall terminate upon the earlier of:

  the adoption of a resolution of the Board terminating the Plan; or

  August 31, 2004

No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person under any Option previously granted under the Plan, without his or her consent.

X. Limitation of Rights

A. No Right to Continue as a Director. In no event shall the Plan, any director's participation in the Plan, any director's receipt of an Option under the Plan or any other action taken under the Plan constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain any person as a director for any period of time.

B. No Shareholder's Rights Under Options. An optionee shall have no rights as a shareholder with respect to Shares covered by his or her Options until the date of exercise of the Option, and, except as provided in Section XII, no adjustment will be made for dividends or other rights for which the record date is prior to the date of such exercise.

XI. Changes in Capital Structure

In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure or capitalization affecting the Shares, the number of Shares that may be issued under the Plan, and the number of Shares subject to or the Option exercise price per Share under any outstanding Option, shall be adjusted automatically so that the proportionate interest of the participant shall be maintained as before the occurrence of such event. Such adjustment in outstanding Options, with a corresponding adjustment in the Option exercise price per Share, shall be made without change in the total Option exercise price applicable to the unexercised portion of the Option, and any such adjustment shall be conclusive and binding for all purposes of the Plan.

XII. Effective Date of the Plan

The Plan shall be effective on the date of its adoption by the shareholders of the Company.

XIII. Amendment of the Plan

The Board may suspend or discontinue the Plan or revise or amend the Plan in any respect; provided, however, that without approval of the shareholders no revision or amendment shall increase the number of Shares subject to the Plan (except as provided in Section XI).

XIV. Notice

Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Treasurer of the Company and delivered personally or mailed first class, postage prepaid to the Company at its principal business address.

XV. Miscellaneous Provisions

A. Delivery of Shares. The Company shall not be required to issue or deliver any certificate for Shares purchased upon the exercise of any part of an Option before (i) the admission of such Shares to listing on any stock exchange or other listing system on which the Company's common stock may then be listed, (ii) receipt of any required registration or other qualification of such Shares under any state of federal law or regulation that the Company's counsel shall determine is necessary or advisable, and (iii) the Company shall have been advised by counsel that all applicable legal requirements have been complied with.

B. Ratification. By accepting any Option or other benefit under the Plan, each participant and each person claiming under or through such person shall be conclusively deemed to have given his or her acceptance and ratification of, and consent to, any action taken by the Company or the Board.

 AMERICAN WOODMARK CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 31, 2000

The undersigned hereby appoints Martha M. Dally and Daniel T. Carroll (each with power to act alone and with power of substitution) as proxies, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of American Woodmark Corporation held of record by the undersigned on July 3, 2000, at the annual meeting of shareholders to be held on August 31, 2000, and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

(Continued and to be signed on the other side)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Shareholders
AMERICAN WOODMARK CORPORATION

AUGUST 31, 2000

V *Please Detach and Mail in the Envelope Provided* V

A [X] Please mark your votes as indicated in this example

1. To elect nine directors to
   serve for the ensuing year.

FOR all nominees listed to the right (except as indicated hereon) [ ]	WITHHOLD AUTHORITY to vote for all nominees listed to the right [ ]	NOMINEES:	William F. Brandt, Jr. Daniel T. Carroll Martha M. Dally James J. Gosa Fred S. Grunewald Kent B. Guichard Kent J. Hussey Albert L. Prillaman C. Anthony Wainwright

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)

2. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as independent certified public accountants of the Company.
____ FOR	____ AGAINST	____ ABSTAIN
3. To consider and vote upon the Company's 2000 Stock Option Plan for Non-Employee Directors.
____ FOR	____ AGAINST	____ ABSTAIN

4.  In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

Please date, sign and return this Proxy in the enclosed envelope.

_________________________ _________________________ Date ___________, 2000

SIGNATURE                  SIGNATURE

Note: Please sign exactly as name appears above. Executors, trustees, etc., should so indicate when signing. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in partnership name by authorized person.